Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

January 12, 2018

Athene Holding Ltd.

Chesney House

96 Pitts Bay Road

P.O. Box HM 1386

Hamilton HM FX Bermuda

Re: Athene Holding Ltd. 4.125% Senior Notes due 2028

Ladies and Gentlemen:

We have acted as special counsel to Athene Holding Ltd., an exempted company incorporated in Bermuda (the “Company”), in connection with the proposed issuance and sale by the Company of $1,000,000,000 aggregate principal amount of its 4.125% Notes due 2028 (the “Notes”), pursuant to the Underwriting Agreement, dated January 9, 2018, among the Company and Barclays Capital Inc., Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”). The Notes will be issued and sold pursuant the prospectus supplement dated January 9, 2018 (the “Prospectus Supplement”), supplementing the prospectus dated January 3, 2018 (the “Base Prospectus”) that forms part of the Registration Statement (File Nos. 333-222392) of the Company. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued pursuant to an Indenture, dated as of January 12, 2018 (the “Original Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 12, 2018 (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), by and between the Company and the Trustee.

We have examined (i) the Prospectus, (ii) the Registration Statement, (iii) the Indenture, (iv) the Notes in global form, (v) the executed Underwriting Agreement, and (vi) certain resolutions of the Board of Directors of the Company and a duly authorized committee thereof adopted on December 6, 2017 and January 9, 2018, respectively, each as certified by the Secretary of the Company on the date hereof as being true, correct and complete, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance and sale of the Notes (the “Company Board Resolutions”).

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Athene Holding Ltd.

January 12, 2018

We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Company Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equity principles, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the Federal laws of the United States of America and the laws of the State of New York. We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction, including, without limitation, Bermuda, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or as to any matters arising thereunder or relating thereto. To the extent that any of the matters set forth in the foregoing opinions and other statements are governed by or arise under the laws of Bermuda, we have relied exclusively, without independent investigation or verification, upon the letter of Conyers Dill & Pearman Limited of even date herewith.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Notes.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.

Athene Holding Ltd.

January 12, 2018

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Sidley Austin LLP